Exhibit 10.3

July 31, 2025

Reborn Coffee, Inc.

580 N. Berry Street
Brea, CA 92821

Attention:

With a copy to:

Pryor Cashman LLP

7 Times Square
New York, NY 10036-6569

Attention: Matthew Ogurick
Email: mogurick@pryorcashman.com

Re: Fourth Closing

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of February 6, 2025, by and between Reborn Coffee, Inc. (the “Company”), Arena Special Opportunities Partners III, LP (“ASOP III”) and Arena Special Opportunities (Offshore) Master II LP (“Arena Offshore, and together with ASOP III, the “Purchasers”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

By their signatures hereto the Company and the Purchasers acknowledge that they have agreed to enter into a Fourth Closing pursuant to the Purchase Agreement and that the aggregate Fourth Closing Principal Amount shall be $833,333.33. As conditions to the Fourth Closing the Company shall issue on the Fourth Closing Date (i) an amount of shares of Common Stock (i) to ASOP III equal to $126,531.83 divided by the lowest daily VWAP of the Common Stock in the five Trading Days immediately preceding the Fourth Closing Date, and (ii) to Arena Offshore equal to $48,468.17 divided by the lowest daily VWAP of the Common Stock in the five Trading Days immediately preceding the Fourth Closing Date (the “Incentive Shares”), and (ii) notwithstanding the provisions of Section 2.1(b) of the Purchase Agreement, issue Warrants to the Purchasers pursuant to which the Purchasers may purchase their pro rata share of an amount of shares of Common Stock equal to 40% of the total aggregate principal amount of the Debentures being issued on the Fourth Closing Date divided by 92.5% of the lowest daily VWAP during the Common Stock for the five (5) consecutive Trading Day period ended on the last Trading Day immediately preceding the Fourth Closing Date. The Company agrees that it shall cause the Incentive Shares to be registered in the same Registration Statement that is required to be filed registering the Underlying Shares issuable in respect of the Debentures and Warrants issued in the Fourth Closing. As a further condition to the Fourth Closing the Company agrees that it shall use the proceeds received by it in the Fourth Closing, as follows:

a.	To pay expenses related to the Fourth Closing in accordance with the flow of funds request of even date herewith;

b.	Between $100,000 and $250,000 to meet the cost of investor relations and marketing services;

c.	$500,000 to be retained and allocated towards payroll obligations (approximately two and one-half months of employee compensation);

d.	$100,000 to pay aged payables related to the store operations (inventory, production, and supply); and

e.	Any remaining amount to support franchise initiatives, including costs relating to marketing, onboarding, and support for new franchisees.

Any failure to allocate the proceeds of the Fourth Closing as set forth above shall be deemed an Event of Default under Section 8(a)(ii) of each previously issued Debenture and each Debenture issued in the Fourth Closing.

This letter agreement sets forth the entire agreement among the parties relating to the subject matter hereof, and no term or provision hereof may be amended, changed, waived, discharged or terminated, except in writing signed by each party.

This letter agreement may be executed in multiple counterparts or copies, each of which shall be deemed an original hereof for all purposes. A copy of this letter electronically transmitted shall bind the parties hereto as fully as if an executed original of this letter had been delivered.

This letter agreement shall in all respects be governed by, and construed in accordance with, the law governing the Purchase Agreement, including all matters of construction, validity and performance.

[Signature Page Follows.]

Very truly yours,

Arena Special Opportunities Partners III, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

Arena Special Opportunities (Offshore) Master II LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

Acknowledged and accepted:

REBORN COFFEE, INC.

By:	/s/ Jay Kim
Name:	Jay Kim
Title:	Chief Executive Officer